Exhibit 10.54

LETTER AGREEMENT

January [  ], 2016

MabVax Therapeutics Holdings, Inc.
11588 Sorrento Valley Rd., Suite 20
San Diego, CA 92121
Phone: (858) 259-9405
Attn: J. David Hansen, President and Chief Executive Officer

Dear Mr. Hansen,

This Letter Agreement supersedes and replaces in its entirety that certain Letter Agreement by and between MabVax Therapeutics Holdings, Inc. and Southern Biotech, Inc. dated January 6, 2016.

MabVax Therapeutics Holdings, Inc. (the “Company”) and Southern Biotech, Inc. (“Southern Bio”) hereby agree (this “Letter Agreement”) that:

Those certain rights under Sections 8a and 8b of each of that certain Exchange Agreement, dated March 25, 2015, between the Company and Southern Bio with respect to the exchange of the Company’s Series A-1 Preferred Stock and Series A-1 Warrants held by Southern Bio for shares of the Company’s common stock and Series D Convertible Preferred Stock (such agreement, the “A Exchange Agreement”), and the Exchange Agreement, dated March 25, 2015, between the Company and Southern Bio with respect to the exchange of the Company’s Series B Preferred Stock and Series B Warrants held by Southern Bio for shares of the Company’s common stock and Series D Convertible Preferred Stock (such agreement, the “B Exchange Agreement” and, collectively including both the A and B Exchange Agreements, referred to as the “Exchange Agreement Rights”) are hereby replaced, clarified and modified in their entirety as follows:

8a. Limitation on Issuances and Financings.

(i)
For a period beginning on the date of this letter agreement and ending on the first to occur of (a) April 1, 2017; (b) the date on which the Company has entered into agreement(s) for an equity raise that totals at least $10 million and has closed the financing; (c) the date on which the Company has closed one or more licensing agreements with corporate partners pursuant to which the Company is entitled to receive in total a minimum of  $10,000,000 in initial licensing or equity investments under such agreements; and (d) the date on which shares of the Company’s common stock (the “Common Stock”) are listed on any of The New York Stock Exchange, Inc., the NYSE MKT LLC, The NASDAQ Global Select Market, The NASDAQ Global Market, The NASDAQ Capital Market or any similar national exchange (the “Prohibited Period”), the Company shall not, without the prior consent of Southern Bio, issue any Common Stock or securities convertible into or exercisable for shares of Common Stock (or modify any of the foregoing which may be outstanding) to any person or entity or incur any financing debt, other than with respect to an Excepted Issuance.

(ii)	For purposes hereof, “Excepted Issuance” shall be defined as

a.
The issuance of shares of Common Stock or options to purchase Common Stock issued to directors, officers or employees of the Company of up to 7,631,021 shares of Common Stock or Convertible Securities convertible into that number of shares of Common Stock during the Prohibited Period (as adjusted for stock splits, combinations and similar transactions) under the Second Amended and Restated MabVax Therapeutics Holdings, Inc. 2014 Employee, Director and Consultant Equity Incentive Plan; and

b.	The issuance of warrants in connection with the Financing contemplated with Oxford Finance LLC or in connection with any debt financing or debt refinancing under clause (c) below.

c.
Any debt financing involving Oxford Finance LLC or any of its affiliates in its or any such affiliate’s capacity as a lender, agent, arranger or otherwise, and any debt refinancing of all or any portion of any of the foregoing.

(iii)
In addition to the restrictions set forth in (i) above, during the Prohibited Period, the Company will not, without the prior consent of Southern Bio, enter into any Equity or debt financing, other than (a) lease financing arrangements for equipment being used by the Company or (b) any Excepted Issuance.

(iv)
In addition to the restrictions set forth in (i) above, during the Prohibited Period, the Company will not, without the prior consent of Southern Bio, sell any development product assets currently held by the Company.

(v)
In addition to the restrictions set forth in (i) above, during the Prohibited Period, the Company will provide Barry Honig with five (5) days' notice prior to the consummation of any financing and secure his consent for such financing, other than in connection with any Excepted Issuance.

8b. No Assignment.

The rights in Section 8a above are specific to Southern Bio, and may only be exercised by the managing partner/president of Southern Bio, which is Barry Honig.  Such rights shall not be assigned or transferred to or assumed by any other party or individual, voluntarily or by operation of law, and any such purported assignment, transfer or assumption shall be void and of no force or effect.  Any transfer or purported transfer of the Exchange Agreement shall immediately terminate all rights under Section 8a above.  Further, Southern Bio acknowledges and agrees that no rights pursuant to sections 8a or 8b of the Exchange Agreements were transferred or assigned to or assumed by any other party or individual, prior to the date of this Letter Agreement.

As conditions precedent to the effectiveness of this Letter Agreement Southern Bio shall have provided its consent to Oxford Finance LLC’s proposed debt financing of $10 million and associated transactions (the “Financing”) in a separate letter to Oxford Finance LLC that contains language acceptable to Oxford Finance LLC to proceed with closing of the Financing with the Company, and such Financing shall have been consummated.

Southern Bio represents, warrants and covenants that the execution, delivery and performance of the Loan and Security Agreement by and between the Company and Oxford Finance LLC (the “LSA”) and all other Loan Documents (as defined in the LSA) and the transactions contemplated thereby does not violate or result in a breach of any agreement, instrument or document among the Company and Southern Bio or any of its affiliates.

This Letter Agreement shall be governed by the laws of the state of New York, without giving effect to any conflict of laws provision, and may not be amended other than through a written agreement executed by the Company and Southern Bio.

Southern Biotech, Inc.

By:  ___________________
Name:  Barry Honig
Title:  President

MabVax Therapeutics Holdings, Inc.

By: ________________________
Name: J. David Hansen
Title:  President and Chief Executive Officer